Exhibit 5.1

111 South Wacker Drive Chicago, IL 60606 Telephone: 312-443-0700 Fax: 312-443-0336 www.lockelord.com

March 12, 2014

National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, New York 10038

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of National General Holdings Corp. (the “Company”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date of this letter to register 7,403,200 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which may from time to time be offered and sold by the Company in connection with the American Capital Acquisition Corporation 2010 Equity Incentive Plan and the National General Holdings Corp. 2013 Equity Incentive Plan (the “Plans”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable in connection with this opinion, including, without limitation, (i) the corporate and organizational documents of the Company, including the Second Amended and Restated Certificate of Incorporation of the Company and (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance and sale of the Shares.

In our examination we have assumed (without any independent investigation) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of originals of such copies and the authenticity of telegraphic or telephonic confirmations of public officials and others. As to facts material to our opinion, we have relied upon (without any independent investigation) certificates or telegraphic or confirmations of public officials and certificates, documents, statements and other information of the Company or its representatives or officers.

Based upon and subject to the foregoing, it is our opinion that the Shares, to the extent such Shares represent original issuances by the Company, when issued and sold in the manner referred to in the Plans after the Registration Statement has become effective under the Securities Act, will be legally issued, fully paid and non-assessable.

National General Holdings Corp.

March 12, 2014

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware. This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ LOCKE LORD LLP